Exhibit 10.7
October 4, 2007
The Talbots, Inc.
COO Employment Offer
All subject to Talbots Board and Compensation Committee Review and Approval

Element	Terms
Position	Chief Operating Officer, The Talbots, Inc., based in Hingham, MA.

Base Salary	Increase to $725,000 (effective 9/6/2007). First eligibility for further salary increase will be scheduled for the first quarter of 2008, and annually thereafter.

Annual Incentive Award Opportunity	No adjustment until overall plan can be evaluated.

Special Inducement	Restricted Stock Award:

•     $1 million converted to restricted shares at fair market value on 10/4/2007 (using the closing stock price as published in the Wall Street Journal on such date). This grant will be made on the date of, and subject to, the execution of the definitive amended employment agreement. Restricted stock will vest:

• 1/2 on 10/4/2008

• 1/2 on 10/4/2009

This grant is subject to forfeiture only in case of voluntary quit not for Good Reason or Termination for Cause; the vesting of this award will accelerate upon Termination without Cause, Termination for Good Reason, Death or Disability Termination or a Change in Control (and no repurchase option will be exercised by the Company in that event).

As set forth below, a failure by the Company to renew the agreement other than for Cause, Normal Retirement, death or disability would constitute a Termination without Cause.

Benefits	Executive will continue to be eligible to participate in all benefit plans generally available to Talbots Inc. senior executives, subject to plan terms and customary eligibility conditions.

Perquisites	Executive will continue to be provided with all of his existing perquisites, including current enhanced auto allowance and reimbursement of financial planning, as may be adjusted by the Compensation Committee from time to time for similarly situated senior executives of Talbots Inc. Perquisites will not be grossed up for taxes.

Termination without Cause or for Good Reason	(1) Through the end of fiscal 2009, separation allowance equal to 2x base salary plus 2x target bonus, payable over 24-month severance period.

(2) Beginning with fiscal 2010, separation allowance equal to 1.5x base salary plus 1.5x preceding year’s MIP bonus, payable in lump sum within 30 days from the employment termination date.

(3) Through the end of fiscal 2009, continued participation in

Element	Terms
Company medical, dental, long-term disability and life insurance programs for 24 months or earlier time as eligible for comparable benefit(s). Beginning with fiscal 2010, continued participation for 18 months or earlier time as eligible for comparable benefit(s).

(4) The Company’s failure to renew the agreement at the end of any term (other than for Cause, Normal Retirement, death or disability) will be considered a Termination without Cause.

(5) Executive will also be entitled to (i) any annual incentive bonus earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date and (ii) if termination occurs prior to the end of any fiscal year, a pro rata bonus for such fiscal year in which the employment termination date occurs (based on actual days worked by Executive in such year, divided by 365) determined and paid based on actual performance achieved for that fiscal year against the performance goals for that year.

Termination without Cause or for Good Reason (within 24 months following Change in Control)	(1) Lump sum separation allowance equal to 2x base salary plus 2x [target bonus][annual bonus earned for last completed year]*.

     *Note: Executive will before the definitive employment agreement elect either “target bonus” or such “annual bonus earned for last completed year”, which will then be included in the agreement.

(2) Benefit continuation for 24 months or earlier time as eligible for comparable benefit(s).

(3) Executive will also be entitled to (i) any annual incentive bonus earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date and (ii) if termination occurs prior to the end of any fiscal year, a pro rata bonus for such fiscal year in which the employment termination date occurs (based on actual days worked by Executive in such year, divided by 365) determined and paid based on actual performance achieved for that fiscal year against the performance goals for that year.

(4) All then outstanding stock options/SARs, restricted stock and RSU equity grants (including the special inducement restricted stock grant) will vest in full upon the occurrence of a Change-in-Control.

Cause	Conviction or plea for felony; fraudulent conduct; theft, embezzlement, misappropriation of funds; willful refusal to materially perform Executive duties; willful misconduct materially affecting Company’s business or reputation; material breach of any of Executive’s covenants, representations, warranties or other obligations; an act or failure to act by Executive will be deemed “willful” only if done or omitted to be done by Executive without a good faith reasonable belief that such act or failure to act was in the best interests of the Company; 30 day cure right, following written notice from Company and opportunity to appear with counsel before Board.

Good Reason	Without Executive’s written consent, reduction in base salary or current target annual cash bonus opportunity (or its equivalent as reasonably determined by the Compensation Committee); a material reduction of Executive’s duties, other than during any period of illness or incapacity, such that Executive no longer has the title of, or serves or functions as, chief operating officer of The Talbots, Inc. (provided that it is understood that a Change-in-Control or going private event or

Element	Terms
realignments in direct marketing functions will not constitute Good Reason); 35-mile change of principal executive office; failure to obtain assumption of employment agreement obligations by a successor company no later than date of merger; or material breach of employment obligations by the Company; 30 day cure right following written notice from Executive; termination of employment by Executive for Good Reason must occur within 120 days of occurrence of event.

Change in Control	Defined in the 2003 Executive Stock Based Incentive Plan and means, generally (i) any person or persons (other than the Company or Aeon or its affiliates) acquires more than 25 percent of the Company’s outstanding voting shares and no other person or persons owns a greater percentage of the voting shares, or (ii) individuals who presently make up the Board or who become members of the Board with the approval of the existing Board cease to be at least a majority of the Board.

Normal Retirement	Either Executive or Company may terminate employment on or after normal retirement age (65); Executive will be entitled to all retirement benefits. Executive will also be entitled to (i) any annual incentive bonus earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date and (ii) if termination occurs prior to the end of any fiscal year, a pro rata bonus for such fiscal year in which the employment termination date occurs (based on actual days worked by Executive in such year, divided by 365) determined and paid based on actual performance achieved for that fiscal year against the performance goals for that year.

Voluntary Termination	Executive will provide not less than 60 days prior written notice to the Company on any voluntary termination (not in limitation of Company’s other rights).

On Any Employment Termination	Full release by Executive. Agreed severance is Executive’s exclusive remedy.

Taxes	All payments under the employment agreement will be subject to rules under IRC Section 409A. If any payment is withheld from the Executive for Section 409A compliance purposes, such payment will be distributed to the Executive following the expiration of the applicable period, with a payment of interest thereon credited at a rate of prime plus 1% (with such prime rate to be determined as of the actual payment date); provided, however, that any payment of interest will be made only if and to the extent such payment is consistent with Section 409A and any regulations and other guidance issued thereunder.

Any payment which would constitute a “parachute payment” to be grossed-up, provided modified cutback if exceeds parachute level by the lesser of (i) 10% or (ii) $250,000.

Other Board Position	With the consent of the Board, Executive may serve on the board of a public or for profit private company.

Expense Reimbursement	Executive will be reimbursed for advisor fees in connection with negotiating these revised employment arrangements up to $20,000.

Element	Terms
Term of Agreement	Initial term through last day of fiscal 2009, with one-year automatic renewals unless 6 months’ notice given by either party; all subject to earlier termination in accordance with terms of agreement and with stated termination benefits to be Executive’s exclusive remedy.

Restrictive Covenants (including claw-back)	(1) For 18 months following any cessation or termination of employment: non-solicitation/non-hire of Company personnel; will not cause or encourage vendors to cease or reduce business with Company; and will not materially disparage the Company.

(2) Existing non-compete from Executive’s current agreement (Section 12) will be eliminated. For one year following any employment termination, Executive will not work in any capacity (including in any consulting capacity) for Ann Taylor, Chico’s FAS, Coldwater Creek, Gap Inc., Liz Claiborne, Ralph Lauren or Sundance (or any of their affiliated brands, subsidiaries or successors).

(3) Executive will not disclose or use Company confidential information and will not use or disclose to the Company any confidential information of any prior employer or third party.

(4) In addition to all other rights and remedies of the Company under this Agreement or otherwise, upon breach of the non-competition or non-solicitation restrictive covenants, Company will terminate any severance payment and benefits and will have the right to recover any severance payment and benefits previously paid.

This term sheet is intended to create, and effective upon its execution by the parties will create, a binding agreement between the undersigned as to the terms set forth above. The Company will commence preparation of the definitive amended and restated employment agreement necessary to incorporate the terms of this term sheet and such other terms consistent with these terms as are customarily found in employment agreements such as this, and the parties will at all times act in good faith to complete such definitive agreement as promptly as reasonably practicable. This term sheet supersedes all prior oral and written agreements and understandings between the parties on this subject matter, and to the extent that the terms of this term sheet conflict with the terms of that certain employment agreement dated November 3, 2004 (the “Original Agreement”), by and between the Company and Executive, as amended by Amendment No. 1 to the Original Agreement dated May 3, 2006, by and between the Company and Executive, the terms of this term sheet shall control. This term sheet may not be modified except by a writing signed by both parties and this term sheet will be superseded by the definitive agreement entered into between the parties.
The Talbots, Inc.

By:	/s/ John Fiske, III		/s/ Philip H. Kowalczyk

Name:	John Fiske, III	Name:	Philip H. Kowalczyk
Title:	SVP/ Human Resources	Date:	October 4, 2007
Date:	October 4, 2007

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